EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports
Fiscal 2009 Third Quarter and Nine Months Results

New York, New York (June 9, 2009)—Frederick’s of Hollywood Group Inc. (formerly, Movie Star, Inc.) (NYSE Amex: FOH) (“Company”) today announced financial results for its third quarter and nine months ended April 25, 2009.  On January 28, 2008, the Company completed its merger with FOH Holdings, Inc. (“FOH Holdings”), the parent company of Frederick’s of Hollywood, Inc.  The merger was accounted for as a reverse acquisition in which the Company was treated as the acquired company and FOH Holdings was treated as the acquiring company.  The historical financial information presented for the periods and dates prior to January 28, 2008, the closing date of the merger, is that of FOH Holdings and its subsidiaries, and for periods subsequent to January 28, 2008 is that of the merged company.

Fiscal 2009 Third Quarter Compared to Fiscal 2008 Third Quarter
Net sales for the fiscal 2009 third quarter decreased to $46,766,000 from $60,841,000 for the fiscal 2008 third quarter.  The decrease was primarily due to a reduction in wholesale net sales as a result of a $13,131,000 decrease in sales to the wholesale division’s largest customer, and, to a lesser extent, a $1,152,000 reduction in retail net sales.

Gross margin, as a percentage of sales, increased to 38.2% for the fiscal 2009 third quarter from 35.9% for the fiscal 2008 third quarter.  The increase was due to a higher gross margin of 41.8% for the retail division, partially offset by a lower gross margin of 18.8% for the wholesale division, as compared to a gross margin for the retail and wholesale divisions of 39.6% and 28.4%, respectively, for the three months ended April 26, 2008.

For the fiscal 2009 third quarter, selling, general and administrative expenses decreased by $3,906,000 to $19,459,000, or 41.6% of sales, from $23,365,000, or 38.4% of sales, for the fiscal 2008 third quarter.  The dollar amount decrease was primarily due to reductions in selling, general and administrative expenses across the Company’s retail division, wholesale division and corporate executive office.

For the fiscal 2009 third quarter, the Company recorded a net loss applicable to common shareholders of $2,120,000, or $(0.08) per diluted share, compared to a net loss applicable to common shareholders of $2,126,000, or $(0.08) per diluted share, for the fiscal 2008 third quarter.  Adjusted EBITDA for the fiscal 2009 third quarter was $22,000 compared to Adjusted EBITDA of $1,138,000 for the fiscal 2008 third quarter.  A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

Nine Months Ended April 25, 2009 Compared to Nine Months Ended April 26, 2008
Net sales for the nine months ended April 25, 2009 increased to $141,847,000 from $140,140,000 for the nine months ended April 26, 2008.  The increase was primarily due to the addition of a full nine months of wholesale net sales of $30,969,000 for the fiscal 2009 nine-month period as compared to the addition of only three months of wholesale net sales of $20,292,000 following the consummation of the merger for the fiscal 2008 nine-month period, which was partially offset by a decrease in retail net sales of $8,970,000 to $110,878,000 from $119,848,000 for the nine months ended April 26, 2008.

Gross margin, as a percentage of sales, decreased to 35.8% for the nine months ended April 25, 2009 from 38.5% for the nine months ended April 26, 2008.  The decrease was due to a lower gross margin for both the retail and wholesale divisions of 38.8% and 25.3% for the nine months ended April 25, 2009, respectively, as compared to 40.2% and 28.4% for the nine months ended April 26, 2008.

For the nine months ended April 25, 2009, selling, general and administrative expenses decreased by $2,877,000 to $57,646,000, or 40.6% of sales, from $60,523,000, or 43.2% of sales, for the nine months ended April 26, 2008.  The decrease was primarily due to a $10,489,000 decrease in selling, general and administrative expenses for the retail division, partially offset by the addition of nine months of selling, general and administrative expenses for the wholesale division and corporate executive office as compared to the addition of only three months of such expenses for the nine months ended April 26, 2008.

For the nine months ended April 25, 2009, the Company recorded a net loss applicable to common shareholders of $27,607,000, or $(1.05) per diluted share ($8,507,000 or $(0.32) per diluted share excluding the $19,100,000 goodwill impairment charge recorded in the fiscal 2009 second quarter), compared to a net loss applicable to common shareholders of $8,474,000, or $(0.51) per diluted share, for the nine months ended April 26, 2008.  Adjusted EBITDA for the nine months ended April 25, 2009 was a loss of $1,640,000 compared to an Adjusted EBITDA loss of $1,563,000 for the nine months ended April 26, 2008.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “We are continuing to implement our key initiatives, including reducing and controlling operating expenses, vertically integrating our retail and wholesale operations where complementary to derive additional margin benefits and transitioning certain manufacturing support functions to our facility in the Philippines.  While we are disappointed with the significant reduction in wholesale business, we have implemented aggressive cost saving measures and are collaborating with our customers to develop new products with broad consumer appeal; however, we cannot be assured that our wholesale sales will return to historical levels.”

Mr. Lynch continued, “During the fiscal 2009 third quarter, we launched our improved website.  Following an initial transition period, we expect www.fredericks.com to provide customers with an enhanced pleasurable online shopping experience for intimate apparel and related products.  Additionally, in order to continue to meet our future operating needs beyond fiscal year 2009 and execute our business plans, we are currently exploring additional financing, strategic relationships and other financial arrangements, including obtaining additional funding from our largest shareholders, as we strive to return to profitability and increase shareholder value.  If we cannot raise funds on acceptable terms, we may be required to curtail our operations significantly, which could adversely affect our business.”

Non-GAAP Financial Measures
For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net loss appearing on the statement of operations less depreciation and amortization, interest, income tax expense, stock compensation expense, deferred rent and non-cash goodwill impairment.  Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Nine Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
Net loss applicable to common shareholders	$(2,120)	$(2,126)	$(27,607)	$(8,474)
Net loss applicable to common shareholders	$(2,120)	$(2,126)	$(27,607)	$(8,474)

Depreciation and amortization	1,430	1,463	4,436	3,427
Interest	337	436	1,186	1,703
Income tax expense	24	-	65	-
Stock compensation expense	197	1,194	637	1,306
Deferred rent	154	171	543	475
Non-cash goodwill impairment	-	-	19,100	-

Adjusted EBITDA	$22	$1,138	$(1,640)	$(1,563)

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions:  the multi-channel retail division and the wholesale division.

About the Retail Division
Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

About the Wholesale Division
Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada.  Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	April 25,	July 26,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,833	$1,988
Accounts receivable	3,787	5,788
Income tax receivable	155	112
Merchandise inventories	23,576	24,572
Prepaid expenses and other current assets	2,769	3,515
Deferred income tax assets	2,144	2,766
Total current assets	34,264	38,741
PROPERTY AND EQUIPMENT, Net	22,481	22,576
GOODWILL	-	19,100
INTANGIBLE AND OTHER ASSETS	26,415	27,265
TOTAL ASSETS	$83,160	$107,682
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility and term loans	$11,986	$11,093
Current portion of long-term debt	5	50
Accounts payable and other accrued expenses	21,755	20,709
Total current liabilities	33,746	31,852
DEFERRED RENT AND TENANT ALLOWANCES	4,508	3,846
LONG TERM DEBT – related party	13,136	12,561
OTHER	12	55
DEFERRED INCOME TAX LIABILITIES	11,180	11,802
TOTAL LIABILITIES	62,582	60,116
PREFERRED STOCK, $.01 par value – authorized, 10,000,000 shares at April 25, 2009 and July 26, 2008; issued and outstanding 3,629,325 shares of Series A preferred stock at April 25, 2009 and July 26, 2008	7,500	7,500
COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value – authorized, 200,000,000 shares at April 25, 2009 and July 26, 2008; issued and outstanding 26,348,870 shares at April 25, 2009 and 26,141,194 shares at July 26, 2008	263	261
Additional paid-in capital	60,233	59,558
Accumulated deficit	(47,351)	(19,744)
Accumulated other comprehensive loss	(67)	(9)
TOTAL SHAREHOLDERS’ EQUITY	13,078	40,066
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$83,160	$107,682

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(unaudited)
	Three Months Ended		Nine months ended
	April 25,	April 26,	April 25,	April 26,
	2009	2008	2009	2008

Net sales	$46,766	$60,841	$141,847	$140,140
Cost of goods sold, buying and occupancy	28,915	39,025	91,025	86,247
Gross profit	17,851	21,816	50,822	53,893
Selling, general and administrative expenses	19,459	23,365	57,646	60,523
Goodwill impairment	-	-	19,100	-
Operating loss	(1,608)	(1,549)	(25,924)	(6,630)
Interest expense, net	337	436	1,186	1,703
Loss before income tax provision	(1,945)	(1,985)	(27,110)	(8,333)
Income tax provision	24	-	65	-
Net loss	(1,969)	(1,985)	(27,175)	(8,333)
Less: Preferred stock dividends	151	141	432	141
Net loss applicable to common shareholders	$(2,120)	$(2,126)	$(27,607)	$(8,474)

Basic net loss per share	$(0.08)	$(0.08)	$(1.05)	$(0.51)

Diluted net loss per share	$(0.08)	$(0.08)	$(1.05)	$(0.51)

Weighted average shares outstanding – basic	26,343	25,981	26,235	16,592
Weighted average shares outstanding – diluted	26,343	25,981	26,235	16,592